EXHIBIT 99
FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Peter Rice	Vaughn Harring
(781) 280-6550	(781) 280-6855
peter.rice@mro.com	vaughn.harring@mro.com

MRO SOFTWARE REPORTS FIRST QUARTER RESULTS
Improved Operating Margins Drive 33% Increase in Earnings

BEDFORD, Mass., January 19, 2006 - MRO Software, Inc. (Nasdaq: MROI), the leading provider of asset management solutions, today announced results for the Company’s first quarter of fiscal 2006 ended December 31, 2005.

Total revenues for the first quarter were $49.1 million compared with $47.4 million for the first quarter last year, an increase of 4 percent. On a GAAP basis, the Company reported net income for the first quarter of $4.2 million or $0.16 per diluted share, compared with net income of $3.2 million or $0.12 per diluted share for the same quarter of last year, an increase of 33 percent.

Revenues from software license sales for the first quarter were $12.8 million, compared with $14.8 million for the same quarter last year, a decrease of 14 percent. Support and services revenues were $36.3 million for the first quarter, compared with $32.5 million for the same quarter last year, an increase of 12 percent.

During the first quarter, the Company sold 214 software licenses. Customers across a range of industries and geographies purchased MRO Software products during the quarter including: Bombardier Transportation, British Library, BP, Caterpillar Ltd, CB Richard Ellis, Cephalon Inc, DaimlerChrysler AG, ESolutions-Dubai, GasNet Australia, Guinness PLC, Siemens AG, Oman Refinery Company, Jia Xing Power Plant, LifeScan Scotland, Malayawata Steel, Massachusetts General Hospital, Methanex Chile Ltd, Office Max, Shenzenm Guangqian Electric Power, Taiwan High Speed Rail Corp, UCLA, Votoranim, and Yunnan Electric Power.

The balance sheet as of December 31, 2005 contained $136.5 million in cash and marketable securities and no long-term debt. This compares with $114.7 million in cash and marketable securities as of December 31, 2004, an increase of $21.8 million year-over-year. As of December 31, 2005, deferred revenue was $31.0 million, and days sales outstanding (DSO) was 65 days.

“I am pleased with our first quarter results. We were able to produce solid earnings and operating margins, despite slightly lower-than-expected license revenues,” said Chip Drapeau, president and CEO, MRO Software. “We continue to successfully sell our products into a wide range of vertical industries, and we anticipate that much stronger license performance during our second quarter will bring us in line with our first half revenue and earnings goals.”

“We continue to build our strong financial base. We improved operating margins and added more than $3 million to our cash balance during the quarter,” said Peter Rice, executive vice president and CFO, MRO Software.

For fiscal year 2006, the Company maintains the guidance provided last quarter, and expects overall revenue growth to be in the range of 5 to 10 percent above fiscal 2005 results. Software revenues are expected to grow in the range of 10 to 20 percent. As a result, the Company expects earnings to grow in the range of 15 to 25 percent over fiscal 2005 results.

Consistent with this prior guidance, the Company expects software revenues for the first half of fiscal 2006 to be in the range of $28 million to $32 million, and expects second quarter GAAP EPS to be in the range of $0.16 to $0.18.

The Company will conduct a conference call to discuss the quarter’s results on Thursday, January 19, 2006 at 4:30 p.m. EST.

To participate in this call within the U.S. and Canada, dial (800) 932-9896, international callers should dial (706) 634-5804; all participants should use conference ID 4058490. A digital recording of the call will be available beginning two hours after the call and will be available through January 26, 2006. To access the replay within the U.S. and Canada, dial (800) 642-1687, international callers should dial (706) 645-9291; all participants should use conference the same ID: 4058490.

A webcast of the call is available at: www.mro.com/investor. A transcript of the call will be promptly archived on the Investor Relations portion of the Company’s website, and may be found at: www.mro.com/investor.

About MRO Software, Inc.
MRO Software is the leading provider of asset and service management solutions. The Company’s integrated suite of applications optimizes performance, improves productivity and service levels and enables asset-related sourcing and procurement across the entire spectrum of strategic assets.

The Company’s asset management solutions allow customers to manage the complete lifecycle of strategic assets including: planning, procurement, deployment, tracking, maintenance and retirement. Using MRO Software’s solutions, customers improve production reliability, labor efficiency, material optimization, software license compliance, lease management, warranty and service management and provisioning across the asset base.

MRO Software (Nasdaq: MROI) is a global company based in Bedford, Mass., with approximately 900 employees and more than 300,000 end-users. The Company markets its products through a direct sales organization in combination with a network of international distributors. MRO Software has sales offices throughout North America, Europe, Asia/Pacific and Latin America. Additional information on MRO Software can be found at http://www.mro.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include, among other things, continued stagnation in the market for our traditional products, increased competitive pressures, slower than anticipated customer acceptance of our new products, and those factors discussed in the Section entitled “Part 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2005.

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Maximo® is a registered trademark, and MRO SoftwareTM and MXESTM are trademarks, of MRO Software, Inc.

MRO SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	December 31,
	2005	2004
(in thousands, except per share data)
Revenues:
Software	$12,815	$14,824
Support and services	36,317	32,532
Total revenues	49,132	47,356

Cost of revenues:
Software	1,383	1,280
Support and services	16,174	15,615
Total cost of revenues	17,557	16,895

Gross profit	31,575	30,461

Operating expenses:
Sales and marketing	13,601	15,231
Product development	7,453	6,780
General and administrative	4,628	4,570
Total operating expenses	25,682	26,581

Income from operations	5,893	3,880

Interest income, net	1,225	471
Other (expense)/income, net	(191)	570

Income before income taxes	6,927	4,921

Provision for income taxes	2,711	1,758

Net income	$4,216	$3,163

Net income per share, basic	$0.16	$0.13
Net income per share, diluted	$0.16	$0.12

Shares used to calculate net income per share
Basic	25,594	25,041
Diluted	26,591	25,392

MRO SOFTWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31, 2005	September 30, 2005
ASSETS
(in thousands)

Cash and cash equivalents	$123,642	$120,301
Marketable securities	7,095	5,130
Accounts receivable, net	35,582	40,362
Other current assets	8,328	6,678
TOTAL CURRENT ASSETS	174,647	172,471

Marketable securities	5,784	7,743
Property and equipment, net	7,337	7,210
Intangible assets, net	49,026	49,455
Other assets	9,012	9,491
TOTAL ASSETS	$245,806	$246,370

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$24,867	$30,116
Deferred revenue	30,515	31,718
TOTAL CURRENT LIABILITIES	55,382	61,834

Other long term liabilities	2,726	2,830
TOTAL LIABILITIES	58,108	64,664

STOCKHOLDERS’ EQUITY	187,698	181,706

TOTAL LIABILITIES &
STOCKHOLDERS’ EQUITY	$245,806	$246,370

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